Provident Financial Services, Inc. Announces Fourth Quarter and Full Year Earnings, Declaration of Quarterly Cash Dividend and Annual Meeting Date

ISELIN, NJ, January 25, 2024 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $27.3 million, or $0.36 per basic and diluted share for the three months ended December 31, 2023, compared to $28.5 million, or $0.38 per basic and diluted share, for the three months ended September 30, 2023 and $49.0 million, or $0.66 per basic and diluted share, for the three months ended December 31, 2022. For the year ended December 31, 2023, net income totaled $128.4 million, or $1.72 per basic share and $1.71 per diluted share, compared to $175.6 million, or $2.35 per basic and diluted share, for the year ended December 31, 2022. Net income for the three months and year ended December 31, 2023 was largely impacted by a decrease in net interest income, primarily attributable to a decrease in lower-costing deposits and an increase in borrowings, combined with unfavorable repricing of both deposits and borrowings, in addition to increased provisions for credit losses primarily due to a worsened economic forecast compared to the prior year. Transaction costs related to our pending merger with Lakeland Bancorp, Inc. (“Lakeland”) totaled $2.5 million and $7.8 million, for the three months and year ended December 31, 2023, respectively, compared with transaction costs of $1.2 million and $4.1 million for the respective 2022 periods. In addition, prior year earnings for the year ended December 31, 2022, included an $8.6 million gain on the sale of a foreclosed property.
Performance Highlights for the Fourth Quarter of 2023
•The Company’s total loan portfolio increased $206.1 million, or 7.7% annualized, to $10.87 billion at December 31, 2023, from $10.67 billion at September 30, 2023.
•Net interest income before provision for credit losses remained relatively flat at $95.8 million for the three months ended December 31, 2023, compared to the prior quarter.
•The net interest margin decreased four basis points to 2.92% for the quarter ended December 31, 2023, from 2.96% for the trailing quarter.
•The average yield on total loans increased 13 basis points to 5.50% for the quarter ended December 31, 2023, compared to the trailing quarter, while the average cost of deposits, including non-interest-bearing deposits, increased 21 basis points to 1.95% for the quarter ended December 31, 2023.
•At December 31, 2023, the Company's loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.09 billion, with a weighted average interest rate of 7.08%.
•At December 31, 2023, CRE loans related to office properties totaled $483.1 million, compared to $483.3 million at September 30, 2023. This portfolio constitutes 4.5% of total loans. Approximately 35% of our office loans are to medical offices and we do not have significant central business district exposure. Delinquencies in the office portfolio at December 31, 2023, were limited to one loan totaling $825,000. The portfolio is granular, with an average outstanding loan balance of $1.8 million and just three relationships greater than $10.0 million.
•The Company recorded a $500,000 provision for credit losses for the quarter ended December 31, 2023, compared to an $11.0 million provision for the trailing quarter. The decrease in the provision for credit losses for the quarter was primarily attributable to an improved economic forecast for the current quarter within our Current Expected Credit Loss ("CECL") model.
•The Company's earnings for the quarter and year ended December 31, 2023 were negatively impacted by a $3.0 million charge for contingent litigation reserves, a $2.0 million write-down of a foreclosed property and a $775,000 charge for the FDIC special assessment.
•The Company's annualized adjusted pre-tax, pre-provision ("PTPP") return on average assets(1) was 1.25% for the quarter ended December 31, 2023, compared to 1.48% for the quarter ended September 30, 2023.

•Annualized returns on average assets, average equity and average tangible equity(1) were 0.77%, 6.60% and 9.15%, respectively for the three months ended December 31, 2023, compared with 0.81%, 6.84% and 9.47%, respectively for the trailing quarter.
Anthony J. Labozzetta, President and Chief Executive Officer commented, “Provident produced respectable financial results for the fourth quarter and the full year 2023 despite challenging market conditions throughout the year. We had solid loan growth, including annualized growth in our total loan portfolio of 7.7% during the fourth quarter. Our fee income from the wealth management and insurance agency businesses continue to make significant contributions to our overall financial success. Elevated short-term interest rates and a shift in the funding mix continued to impact our net interest margin, however, we are starting to see stabilization in our funding costs. An increased provision for loan losses largely driven by changes in our CECL economic forecast also impacted the full year's results, however, our asset quality remains strong.”
Regarding the previously announced pending merger with Lakeland Bancorp, Inc., Labozzetta added, “Provident is actively engaged in discussions with our regulators concerning the merger. Both Provident and Lakeland have agreed to extend the merger deadline to March 31, 2024, to allow additional time to obtain the necessary regulatory approvals. Provident looks forward to closing the transaction as soon as possible following receipt of the approvals.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on February 23, 2024, to stockholders of record as of the close of business on February 9, 2024.
Annual Meeting Date Set
The Annual Meeting of Stockholders will be held on April 25, 2024 at 10:00 a.m. Eastern Time as a virtual meeting. March 1, 2024 has been established as the record date for the determination of stockholders entitled to vote at the Annual Meeting.
Results of Operations
Three months ended December 31, 2023 compared to the three months ended September 30, 2023
For the three months ended December 31, 2023, net income was $27.3 million, or $0.36 per basic and diluted share, compared to net income of $28.5 million, or $0.38 per basic and diluted share, for the three months ended September 30, 2023.
Net Interest Income and Net Interest Margin
Net interest income decreased $448,000 to $95.8 million for the three months ended December 31, 2023, from $96.2 million for the trailing quarter. The decrease in net interest income was primarily due to a decrease in lower-costing deposits and an increase in borrowings, combined with unfavorable repricing of both deposits and borrowings, partially offset by originations of new loans at current market rates and the favorable repricing of adjustable-rate loans.
The Company’s net interest margin decreased four basis points to 2.92% for the quarter ended December 31, 2023, from 2.96% for the trailing quarter. The average yield on interest-earning assets for the quarter ended December 31, 2023 increased 15 basis points to 5.04%, compared to the trailing quarter. The average cost of interest-bearing liabilities for the quarter ended December 31, 2023 increased 21 basis points to 2.71%, compared to the trailing quarter. The average cost of interest-bearing deposits for the quarter ended December 31, 2023 increased 25 basis points to 2.47%, compared to 2.22% for the trailing quarter. The average cost of total deposits, including non-interest-bearing deposits, was 1.95% for the quarter ended December 31, 2023, compared to 1.74% for the trailing quarter. The average cost of borrowed funds for the quarter ended December 31, 2023 was 3.71%, compared to 3.74% for the quarter ended September 30, 2023.

Provision for Credit Losses
For the quarter ended December 31, 2023, the Company recorded a $500,000 provision for credit losses related to loans, compared with a provision for credit losses of $11.0 million for the quarter ended September 30, 2023. The decrease in the provision for credit losses for the quarter was primarily attributable to an improved economic forecast for the current quarter within our CECL model.
Non-Interest Income and Expense
For the three months ended December 31, 2023, non-interest income totaled $19.0 million, a decrease of $352,000, compared to the trailing quarter. Insurance agency income decreased $465,000 to $2.8 million for the three months ended December 31, 2023, compared to $3.2 million for the trailing quarter, largely due to a seasonal decrease in business activity. Bank owned life insurance ("BOLI") income decreased $176,000 compared to the trailing quarter, to $1.6 million for the three months ended December 31, 2023, primarily due to a benefit claim recognized in the prior quarter, partially offset by higher equity valuations. Additionally, wealth management income decreased $149,000 compared to the trailing quarter, to $6.8 million for the three months ended December 31, 2023, primarily due to a decrease in the average market value of assets under management during the period. Partially offsetting these decreases in non-interest income, other income increased $488,000 to $1.6 million for the three months ended December 31, 2023, compared to the trailing quarter, primarily due to an increase in net gains on the sale of SBA loans.
Non-interest expense totaled $74.5 million for the three months ended December 31, 2023, an increase of $7.3 million, compared to $67.2 million for the trailing quarter. Other operating expenses increased $4.9 million to $15.6 million for the three months ended December 31, 2023, compared to the trailing quarter. The increase in other operating expenses was largely due to a $3.0 million charge for contingent litigation reserves, combined with a $2.0 million write-down of a foreclosed property. Compensation and benefits expense increased $3.1 million to $38.8 million for the three months ended December 31, 2023, compared to $35.7 million for the trailing quarter. The increase in compensation and benefit expense was primarily attributable to increases in the accrual for incentive compensation, post-retirement benefit expense and employee medical benefits, partially offset by a decrease in stock-based compensation expense. FDIC insurance increased $1.3 million to $2.9 million for the three months ended December 31, 2023, compared to $1.6 million for the trailing quarter, primarily due to the FDIC special assessment, combined with an increase in the assessment rate. Additionally, data processing expense increased $1.1 million to $6.5 million for the three months ended December 31, 2023, compared to the trailing quarter, largely due to an increase in software related expenses. For the three months ended December 31, 2023, the Company recorded a $1.4 million benefit to the provision for credit losses for off-balance sheet credit exposures, compared to a $1.5 million provision for the trailing quarter. The $2.9 million decrease in the provision for credit losses for off-balance sheet credit exposures for the current quarter was primarily due to a decrease in loans approved and awaiting closing.
The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.98% for the quarter ended December 31, 2023, compared to 1.80% for the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 61.32% for the three months ended December 31, 2023, compared to 54.81% for the trailing quarter.
Income Tax Expense
For the three months ended December 31, 2023, the Company's income tax expense was $12.5 million with an effective tax rate of 31.3%, compared with income tax expense of $8.8 million with an effective tax rate of 23.7% for the trailing quarter. The increase in tax expense for the three months ended December 31, 2023, compared with the trailing quarter was largely due to an increase in taxable income and a discrete item related to deferred taxes on stock-based compensation in the current quarter. This discrete item was also the primary reason for the increase in the effective tax rate for the three months ended December 31, 2023, compared with the trailing quarter.
Three months ended December 31, 2023 compared to the three months ended December 31, 2022
For the three months ended December 31, 2023, net income was $27.3 million, or $0.36 per basic and diluted share, compared to net income of $49.0 million, or $0.66 per basic and diluted share, for the three months ended December 31, 2022.

Net Interest Income and Net Interest Margin
Net interest income decreased $18.3 million to $95.8 million for the three months ended December 31, 2023, from $114.1 million for same period in 2022. The decrease in net interest income for the three months ended December 31, 2023, was primarily due to a decrease in lower-costing deposits and an increase in borrowings, combined with unfavorable repricing of both deposits and borrowings, partially offset by originations of new loans and the favorable repricing of adjustable-rate loans.
The Company’s net interest margin decreased 70 basis points to 2.92% for the quarter ended December 31, 2023, from 3.62% for the same period last year. The average yield on interest-earning assets for the quarter ended December 31, 2023 increased 68 basis points to 5.04%, compared to 4.36% for the quarter ended December 31, 2022. The average cost of interest-bearing liabilities increased 171 basis points for the quarter ended December 31, 2023 to 2.71%, compared to 1.00% for the fourth quarter of 2022. The average cost of interest-bearing deposits for the quarter ended December 31, 2023 was 2.47%, compared to 0.90% for the same period last year. The average cost of total deposits, including non-interest-bearing deposits, was 1.95% for the quarter ended December 31, 2023, compared with 0.67% for the quarter ended December 31, 2022. The average cost of borrowed funds for the quarter ended December 31, 2023 was 3.71%, compared to 1.74% for the same period last year.
Provision for Credit Losses
For the quarter ended December 31, 2023, the Company recorded a $500,000 provision for credit losses related to loans, compared with a $3.4 million provision for credit losses for the quarter ended December 31, 2022. The decrease in the provision for credit losses was largely a function of the period-over-period improvement in the economic forecast.
Non-Interest Income and Expense
Non-interest income totaled $19.0 million for the quarter ended December 31, 2023, an increase of $702,000, compared to the same period in 2022. Other income increased $911,000 to $1.6 million for the three months ended December 31, 2023, compared to the quarter ended December 31, 2022, primarily due to an increase in net gains on the sale of SBA loans. Insurance agency income increased $454,000 to $2.8 million, for the three months ended December 31, 2023, compared to the same period in 2022, largely due to strong retention revenue and new business activity, while wealth management income increased $247,000 to $6.8 million for the three months ended December 31, 2023, compared to the same period in 2022, primarily due to an increase in the average market value of assets under management. Partially offsetting these increases in non-interest income, fee income decreased $510,000 to $6.1 million for the three months ended December 31, 2023, compared to the same period in 2022, largely due to a decrease in commercial loan prepayment fees. Additionally, BOLI income decreased $366,000 to $1.6 million for the three months ended December 31, 2023, largely due to a benefit claim recognized in the same period in 2022.

Non-interest expense totaled $74.5 million for the three months ended December 31, 2023, an increase of $12.8 million, compared to $61.7 million for the three months ended December 31, 2022. Other operating expenses increased $5.2 million to $15.6 million for the three months ended December 31, 2023, compared to the same period in 2022. The increase in other operating expenses was largely due to a $3.0 million charge for contingent litigation reserves, combined with a $2.0 million write-down of a foreclosed property. Compensation and benefits expense increased $4.2 million to $38.8 million for three months ended December 31, 2023, compared to $34.6 million for the same period in 2022. The increase was principally due to increases in salary expense, employee medical benefits and post-retirement benefit expense, partially offset by decreases in the accrual for incentive compensation and stock-based compensation. FDIC insurance increased $1.7 million to $2.9 million for the three months ended December 31, 2023, compared to $1.2 million for the same period in 2022, primarily due to an increase in the assessment rate and the FDIC special assessment. Additionally, data processing expense increased $1.3 million to $6.5 million for the three months ended December 31, 2023, compared to the same period in 2022, largely due to an increase in software related expenses. Merger-related expense increased $1.2 million to $2.5 million for the three months ended December 31, 2023, compared to the same period in 2022. Partially offsetting these increases, net occupancy expenses decreased $507,000 to $7.8 million for the three months ended December 31, 2023, compared to the same period in 2022, largely due to decreases in maintenance, depreciation and rent expenses.

The Company’s annualized adjusted non-interest expense as a percentage of average assets(1) was 1.98% for the quarter ended December 31, 2023, compared to 1.79% for the same period in 2022. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income)(1) was 61.32% for the three months ended December 31, 2023 compared to 46.88% for the same respective period in 2022.
Income Tax Expense
For the three months ended December 31, 2023, the Company's income tax expense was $12.5 million with an effective tax rate of 31.3%, compared with $18.2 million with an effective tax rate of 27.1% for the three months ended December 31, 2022. The decrease in tax expense for the three months ended December 31, 2023, compared with the same period last year was largely the result of a decrease in taxable income. The increase in the effective tax rate for the three months ended December 31, 2023, compared with the three months ended December 31, 2022, was primarily due to a discrete item recorded in the current quarter related to deferred taxes on stock-based compensation.
Year Ended December 31, 2023 compared to the Year ended December 31, 2022
For the year ended December 31, 2023, net income totaled $128.4 million, or $1.72 per basic share and $1.71 per diluted share, compared to net income of $175.6 million, or $2.35 per basic and diluted share, for the year ended December 31, 2022.
Net Interest Income and Net Interest Margin
Net interest income decreased $18.1 million to $399.5 million for the year ended December 31, 2023, from $417.6 million for same period in 2022. The decrease in net interest income for the year ended December 31, 2023, was primarily due to a decrease in lower-costing deposits and an increase in borrowings, combined with unfavorable repricing of both deposits and borrowings, partially offset by originations of new loans and the favorable repricing of adjustable-rate loans. For the year ended December 31, 2023, fees related to the forgiveness of PPP loans decreased $1.4 million to $7,000, compared to $1.4 million for the year ended December 31, 2022.
For the year ended December 31, 2023, the net interest margin decreased 21 basis points to 3.16%, compared to 3.37% for the year ended December 31, 2022. The average yield on interest earning assets increased 111 basis points to 4.87% for the year ended December 31, 2023, compared to 3.76% for the year ended December 31, 2022, while the average cost of interest-bearing liabilities increased 170 basis points to 2.24% for the year ended December 31, 2023, compared to 0.54% last year. The average cost of interest-bearing deposits increased 152 basis points to 1.99% for the year ended December 31, 2023, compared to 0.47% in the prior year. Average non-interest-bearing demand deposits decreased $421.0 million to $2.33 billion for the year ended December 31, 2023, compared with $2.75 billion for the year ended December 31, 2022, with the majority of the decrease coming from transfers to our Insured Cash Sweep (“ICS”) product following the March 2023 bank failures. The average cost of total deposits, including non-interest-bearing deposits, was 1.54% for the year ended December 31, 2023, compared with 0.35% for the year ended December 31, 2022. The average cost of borrowings for the year ended December 31, 2023 was 3.41%, compared to 1.23% in the prior year.
Provision for Credit Losses
For the year ended December 31, 2023, the Company recorded a $27.9 million provision for credit losses related to loans, compared with a provision for credit losses of $8.4 million for the year ended December 31, 2022. The increase in the year-over-year provision for credit losses was primarily attributable to a worsened economic forecast and related deterioration in the projected commercial property price indices used in our CECL model. For the year ended December 31, 2023, net charge-offs totaled $8.1 million, or 8 basis points of average loans, which was primarily attributable to two commercial loans.
Non-Interest Income and Expense
For the year ended December 31, 2023, non-interest income totaled $79.8 million, a decrease of $8.0 million, compared to the same period in 2022. Other income decreased $6.9 million to $7.3 million for the year ended December 31, 2023, compared to $14.2 million for the same period in 2022, primarily due to an $8.6 million gain realized in the prior year on the sale of a foreclosed commercial office property, partially offset by an increase in gains on sales of SBA loans. Additionally, fee income decreased $3.7 million to $24.4 million for the year ended

December 31, 2023, compared to the same period in 2022, primarily due to a decrease in commercial loan prepayment fees. Partially offsetting these decreases in non-interest income, insurance agency income increased $2.5 million to $13.9 million for the year ended December 31, 2023, compared to $11.4 million for the same period in 2022, largely due to increases in retention revenue and new business activity. BOLI income increased $494,000 to $6.5 million for the year ended December 31, 2023, compared to the same period in 2022, largely due to greater equity valuations, partially offset by a decrease in benefit claims recognized.
Non-interest expense totaled $275.6 million for the year ended December 31, 2023, an increase of $18.8 million, compared to $256.8 million for the year ended December 31, 2022. Other operating expense increased $8.5 million to $47.4 million for the year ended December 31, 2023, compared to $38.9 million for the year ended December 31, 2022. The increase in other operating expenses was largely due to a $3.0 million charge for contingent litigation reserves, combined with a $2.0 million write-down of a foreclosed property and an increase in professional fees. Merger-related expense increased $3.7 million to $7.8 million for the year ended December 31, 2023, compared to 2022. The Company recorded a $264,000 provision for credit losses for off-balance sheet credit exposures, compared to a $3.4 million negative provision last year. The $3.6 million increase in the provision for credit losses for off-balance sheet credit exposures for the year was primarily due to a period over period decrease in line of credit utilization, combined with a period over period increase in loans approved and awaiting closing. FDIC insurance increased $3.4 million to $8.6 million for the year ended December 31, 2023, compared to $5.2 million for the trailing year, primarily due to an increase in the assessment rate and the FDIC special assessment. Data processing expense increased $1.3 million to $23.0 million for the year ended December 31, 2023, mainly due to an increase in software service and core processing expenses. Compensation and benefits expense increased $1.3 million to $148.5 million for the year ended December 31, 2023, compared to $147.2 million for the year ended December 31, 2022, primarily due to increases in salary expense, employee medical benefits and post-retirement benefit expense, partially offset by decreases in the accrual for incentive compensation and stock-based compensation. Partially offsetting these increases, net occupancy expense decreased $2.3 million to $32.3 million for the year ended December 31, 2023, compared to the same period in 2022, mainly due to decreases in depreciation and maintenance expenses.
Income Tax Expense
For the year ended December 31, 2023, the Company's income tax expense was $47.4 million with an effective tax rate of 27.0%, compared with $64.5 million with an effective tax rate of 26.8% for the year ended December 31, 2022. The decrease in tax expense for the year ended December 31, 2023, compared with the same period last year was largely the result of a decrease in taxable income.
Asset Quality
The Company’s total non-performing loans at December 31, 2023 were $49.6 million, or 0.46% of total loans, compared to $39.5 million or 0.37% of total loans at September 30, 2023 and $58.5 million, or 0.57% of total loans at December 31, 2022. The $10.1 million increase in non-performing loans at December 31, 2023, compared to the trailing quarter, consisted of a $19.6 million increase in non-performing commercial loans and a $138,000 increase in non-performing consumer loans, partially offset by a $6.5 million decrease in non-performing commercial mortgage loans, a $1.5 million decrease in non-performing multi-family loans, a $1.1 million decrease in non-performing construction loans and a $476,000 decrease in non-performing residential loans. At December 31, 2023, impaired loans totaled $42.3 million with related specific reserves of $2.9 million, compared with impaired loans totaling $30.4 million with related specific reserves of $3.4 million at September 30, 2023. At December 31, 2022, impaired loans totaled $42.8 million with related specific reserves of $2.4 million.
At December 31, 2023, the Company’s allowance for credit losses related to the loan portfolio was 0.99% of total loans, compared to 1.01% and 0.86% at September 30, 2023 and December 31, 2022, respectively. The allowance for credit losses increased $19.2 million to $107.2 million at December 31, 2023, from $88.0 million at December 31, 2022. The increase in the allowance for credit losses on loans at December 31, 2023 compared to December 31, 2022 was due to a $27.9 million provision for credit losses, partially offset by net charge-offs of $8.1 million. The increase in the allowance for credit losses on loans was primarily due to the weakened economic forecast used in our CECL model, combined with an increase in total loans outstanding.

The following table sets forth accruing past due loans and non-accrual loans on the dates indicated, as well as certain asset quality ratios.

	December 31, 2023		September 30, 2023		December 31, 2022
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Commercial mortgage loans	1	$825	—	$—	2	$2,300
Multi-family mortgage loans	1	3,815	2	5,473	1	790
Construction loans	—	—	—	—	1	905
Residential mortgage loans	13	3,429	9	1,588	10	1,411
Total mortgage loans	15	8,069	11	7,061	14	5,406
Commercial loans	6	998	6	1,959	5	964
Consumer loans	31	875	27	1,207	18	885
Total 30 to 59 days past due	52	$9,942	44	$10,227	37	$7,255

60 to 89 days past due:
Commercial mortgage loans	—	$—	2	$587	2	$412
Multi-family mortgage loans	1	1,635	—	—	—	—
Construction loans	—	—	—	—	1	1,097
Residential mortgage loans	8	1,208	7	936	9	1,114
Total mortgage loans	9	2,843	9	1,523	12	2,623
Commercial loans	3	198	4	228	5	1,014
Consumer loans	5	275	4	168	4	147
Total 60 to 89 days past due	17	3,316	17	1,919	21	3,784
Total accruing past due loans	69	$13,258	61	$12,146	58	$11,039

Non-accrual:
Commercial mortgage loans	7	$5,151	9	$11,667	10	$28,212
Multi-family mortgage loans	1	744	2	2,258	1	1,565
Construction loans	1	771	2	1,868	2	1,878
Residential mortgage loans	7	853	11	1,329	14	1,928
Total mortgage loans	16	7,519	24	17,122	27	33,583
Commercial loans	26	41,487	27	21,912	34	24,188
Consumer loans	10	633	7	495	10	738
Total non-accrual loans	52	$49,639	58	$39,529	71	$58,509

Non-performing loans to total loans		0.46%		0.37%		0.57%
Allowance for loan losses to total non-performing loans		215.96%		272.11%		150.44%
Allowance for loan losses to total loans		0.99%		1.01%		0.86%
At December 31, 2023 and December 31, 2022, the Company held foreclosed assets of $11.7 million and $2.1 million, respectively. During the year ended December 31, 2023, there were four additions to foreclosed assets with an aggregate carrying value of $15.1 million, four properties sold with an aggregate carrying value of $3.7 million and one write-down of $2.0 million. Foreclosed assets at December 31, 2023 consisted primarily of commercial real estate. Total non-performing assets at December 31, 2023 increased $657,000 to $61.3 million, or 0.43% of total assets, from $60.6 million, or 0.44% of total assets at December 31, 2022.

Balance Sheet Summary
Total assets at December 31, 2023 were $14.2 billion, a $427.4 million increase from December 31, 2022. The increase in total assets was primarily due to a $624.8 million increase in total loans, partially offset by a $127.5 million decrease in total investments.
The Company’s loan portfolio totaled $10.9 billion at December 31, 2023 and $10.2 billion at December 31, 2022. The loan portfolio consists of the following:

	December 31, 2023	September 30, 2023	December 31, 2022
	(Dollars in thousands)
Mortgage loans:
Commercial	$4,512,411	$4,411,099	$4,316,185
Multi-family	1,812,500	1,790,039	1,513,818
Construction	653,246	667,462	715,494
Residential	1,164,956	1,167,570	1,177,698
Total mortgage loans	8,143,113	8,036,170	7,723,195
Commercial loans	2,442,406	2,340,080	2,233,670
Consumer loans	299,164	302,769	304,780
Total gross loans	10,884,683	10,679,019	10,261,645
Premiums on purchased loans	1,474	1,413	1,380
Net deferred fees and unearned discounts	(12,456)	(12,820)	(14,142)
Total loans	$10,873,701	$10,667,612	$10,248,883
For the year ended December 31, 2023, the Company experienced net increases of $298.7 million in multi-family loans, $208.7 million in commercial loans and $196.2 million in commercial mortgage loans, partially offset by net decreases of $62.2 million in construction loans and net decreases in residential mortgage and consumer loans of $12.7 million and $5.6 million, respectively. Commercial loans, consisting of commercial real estate, multi-family, commercial and construction loans, represented 86.5% of the loan portfolio at December 31, 2023, compared to 85.6% at December 31, 2022.
For the year ended December 31, 2023, loan funding, including advances on lines of credit, totaled $3.34 billion, compared with $3.95 billion for the same period in 2022.
At December 31, 2023, the Company’s unfunded loan commitments totaled $2.09 billion, including commitments of $1.16 billion in commercial loans, $539.6 million in construction loans and $58.9 million in commercial mortgage loans. Unfunded loan commitments at September 30, 2023 and December 31, 2022 totaled $2.18 billion and $2.06 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.09 billion at December 31, 2023, compared to $1.70 billion at September 30, 2023 and $1.29 billion at December 31, 2022.
Total investment securities were $2.13 billion at December 31, 2023, a $127.5 million decrease from December 31, 2022. This decrease was primarily due to repayments of mortgage-backed securities, a decrease in unrealized losses on available for sale debt securities and maturities and calls of certain municipal and agency bonds, partially offset by purchases of mortgage-backed and municipal securities.
Total deposits decreased $270.5 million during the year ended December 31, 2023, to $10.29 billion. Total savings and demand deposit accounts decreased $615.0 million to $9.20 billion at December 31, 2023, while total time deposits increased $344.5 million to $1.10 billion at December 31, 2023. The decrease in savings and demand deposits was largely attributable to a $440.6 million decrease in non-interest-bearing demand deposits, a $262.9 million decrease in savings deposits and a $216.8 million decrease in money market deposits, partially offset by a $305.3 million increase in interest-bearing demand deposits. During the year ended December 31, 2023, ICS deposits increased $461.3 million to $520.2 million at December 31, 2023, from $58.9 million at December 31, 2022. The increase in time deposits consisted of a $366.4 million increase in retail time deposits, partially offset by a $21.9 million decrease in brokered time deposits.
Borrowed funds increased $632.7 million during the year ended December 31, 2023, to $1.97 billion. The increase in borrowings was largely due to asset funding requirements. Borrowed funds represented 13.9% of total assets at December 31, 2023, an increase from 9.7% at December 31, 2022.
Stockholders’ equity increased $92.9 million during the year ended December 31, 2023, to $1.69 billion, primarily due to net income earned for the period and a decrease in unrealized losses on available for sale debt securities, partially offset by cash dividends paid to stockholders. For the year ended December 31, 2023, common stock repurchases totaled 71,781 shares at an average cost of $23.28 per share, all of which were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At December 31, 2023, approximately 1.1 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at December 31, 2023 were $22.38 and $16.32, respectively, compared with $21.25 and $15.12, respectively, at December 31, 2022.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, January 26, 2024 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter and year ended December 31, 2023. The call may be accessed by dialing 1-888-412-4131 (United States Toll Free) and 1-646-960-0134 (United States Local). Speakers will need to enter conference ID code (3610756) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, the effects of the recent turmoil in the banking industry (including the closing of three financial institutions), changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, potential goodwill impairment, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets, the availability of and costs associated with sources of liquidity, the ability to complete, or any delays in completing, the pending merger between the Company and Lakeland; any failure to realize the anticipated benefits of the transaction when expected or at all; certain restrictions during the pendency of the transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events, diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the merger and integration of the companies; and the impact of a potential shutdown of the federal government.

The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date they are made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not assume any duty, and does not undertake, to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Annualized adjusted pre-tax, pre-provision return on average assets, annualized return on average tangible equity, tangible book value per share, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the Three months ended			At or for the Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Statement of Income
Net interest income	$95,788	$96,236	$114,060	$399,454	$417,552
Provision for credit losses	497	11,009	3,384	27,904	8,388
Non-interest income	18,968	19,320	18,266	79,829	87,789
Non-interest expense	74,491	67,157	61,674	275,600	256,847
Income before income tax expense	39,768	37,390	67,268	175,779	240,106
Net income	27,312	28,547	49,034	128,398	175,648
Diluted earnings per share	$0.36	$0.38	$0.66	$1.71	$2.35
Interest rate spread	2.33%	2.39%	3.36%	2.63%	3.22%
Net interest margin	2.92%	2.96%	3.62%	3.16%	3.37%

Profitability
Annualized return on average assets	0.77%	0.81%	1.42%	0.92%	1.29%
Annualized return on average equity	6.60%	6.84%	12.37%	7.81%	10.86%
Annualized return on average tangible equity (2)	9.15%	9.47%	17.51%	10.84%	15.20%
Annualized adjusted non-interest expense to average assets (3)	1.98%	1.80%	1.79%	1.90%	1.88%
Efficiency ratio (4)	61.32%	54.81%	46.88%	55.19%	50.68%

Asset Quality
Non-accrual loans		$39,529		$49,639	$58,509
90+ and still accruing		—		—	—
Non-performing loans		39,529		49,639	58,509
Foreclosed assets		16,487		11,651	2,124
Non-performing assets		56,016		61,290	60,633
Non-performing loans to total loans		0.37%		0.46%	0.57%
Non-performing assets to total assets		0.40%		0.43%	0.44%
Allowance for loan losses		$107,563		$107,200	$88,023
Allowance for loan losses to total non-performing loans		272.11%		215.96%	150.44%
Allowance for loan losses to total loans		1.01%		0.99%	0.86%
Net loan charge-offs	$863	5,510	$4,010	$8,129	$1,117
Annualized net loan charge offs to average total loans	0.03%	0.21%	0.16%	0.08%	0.01%

Average Balance Sheet Data
Assets	$14,114,626	$13,976,610	$13,714,201	$13,915,467	$13,642,849
Loans, net	10,660,201	10,470,843	10,107,451	10,367,620	9,798,822
Earning assets	12,823,541	12,735,938	12,406,641	12,637,224	12,412,830
Savings and demand deposits	9,210,315	9,212,202	10,092,807	9,358,290	10,318,261
Borrowings	1,873,822	1,780,655	1,031,974	1,636,572	756,275
Interest-bearing liabilities	10,020,726	9,826,064	9,164,135	9,671,794	9,025,495
Stockholders' equity	1,642,854	1,654,920	1,572,572	1,644,529	1,618,090
Average yield on interest-earning assets	5.04%	4.89%	4.36%	4.87%	3.76%
Average cost of interest-bearing liabilities	2.71%	2.50%	1.00%	2.24%	0.54%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Annualized Adjusted Pre-Tax, Pre-Provision ("PTPP") Return on Average Assets
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net income	$27,312	$28,547	$49,034	$128,398	$175,648
Adjustments to net income:
Provision for credit losses	497	11,009	3,384	27,904	8,388
Credit (benefit) loss expense for off-balance sheet credit exposure	(1,360)	1,532	(1,596)	264	(3,384)
Merger-related transaction costs	2,477	2,289	1,242	7,826	4,128
Contingent litigation reserves	3,000	—	—	3,000	—
Income tax expense	12,456	8,843	18,234	47,381	64,458
Adjusted PTPP income	$44,382	$52,220	$70,298	$214,773	$249,238

Annualized Adjusted PTPP income	$176,081	$207,177	$278,900	$214,773	$249,238
Average assets	$14,114,626	$13,976,610	$13,714,201	$13,915,467	$13,642,849

Annualized Adjusted PTPP return on average assets	1.25%	1.48%	2.03%	1.54%	1.83%

(2) Annualized Return on Average Tangible Equity
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Total average stockholders' equity	$1,642,854	$1,654,920	$1,572,572	$1,644,529	$1,618,090
Less: total average intangible assets	458,410	459,133	461,402	459,503	462,620
Total average tangible stockholders' equity	$1,184,444	$1,195,787	$1,111,170	$1,185,026	$1,155,470

Net income	$27,312	$28,547	$49,034	$128,398	$175,648

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	9.15%	9.47%	17.51%	10.84%	15.20%

(3) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Reported non-interest expense	$74,491	$67,157	$61,674	$275,600	$256,847
Adjustments to non-interest expense:
Credit (benefit) loss expense for off-balance sheet credit exposure	(1,360)	1,532	(1,596)	264	(3,384)
Merger-related transaction costs	2,477	2,289	1,242	7,826	4,128
Contingent litigation reserves	3,000	—	—	3,000	—
Adjusted non-interest expense	$70,374	$63,336	$62,028	$264,510	$256,103

Annualized adjusted non-interest expense	$279,201	$251,279	$246,089	$264,510	$256,103

Average assets	$14,114,626	$13,976,610	$13,714,201	$13,915,467	$13,642,849

Annualized adjusted non-interest expense/average assets	1.98%	1.80%	1.79%	1.90%	1.88%

(4) Efficiency Ratio Calculation
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Net interest income	$95,788	$96,236	$114,060	$399,454	$417,552
Non-interest income	18,968	19,320	18,266	79,829	87,789
Total income	$114,756	$115,556	$132,326	$479,283	$505,341

Adjusted non-interest expense	$70,374	$63,336	$62,028	$264,510	$256,103

Efficiency ratio (adjusted non-interest expense/income)	61.32%	54.81%	46.88%	55.19%	50.68%

(5) Book and Tangible Book Value per Share
				December 31,	December 31,
				2023	2022
Total stockholders' equity				$1,690,596	$1,597,703
Less: total intangible assets				457,942	460,892
Total tangible stockholders' equity				$1,232,654	$1,136,811

Shares outstanding				75,537,186	75,169,196

Book value per share (total stockholders' equity/shares outstanding)				$22.38	$21.25
Tangible book value per share (total tangible stockholders' equity/shares outstanding)				$16.32	$15.12

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
December 31, 2023 (Unaudited) and December 31, 2022
(Dollars in Thousands)

Assets	December 31, 2023	December 31, 2022
Cash and due from banks	$180,241	$186,490
Short-term investments	14	18
Total cash and cash equivalents	180,255	186,508
Available for sale debt securities, at fair value	1,690,112	1,803,548
Held to maturity debt securities, net (fair value of $352,601 and $373,468 at December 31, 2023 and December 31, 2022, respectively).	363,080	387,923
Equity securities, at fair value	1,270	1,147
Federal Home Loan Bank stock	79,217	68,554
Loans	10,873,701	10,248,883
Less allowance for credit losses	107,200	88,023
Net loans	10,766,501	10,160,860
Foreclosed assets, net	11,651	2,124
Banking premises and equipment, net	70,998	79,794
Accrued interest receivable	58,966	51,903
Intangible assets	457,942	460,892
Bank-owned life insurance	243,050	239,040
Other assets	287,768	341,143
Total assets	$14,210,810	$13,783,436

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$8,020,889	$8,373,005
Savings deposits	1,175,683	1,438,583
Certificates of deposit of $250,000 or more	373,701	289,684
Other time deposits	722,241	423,180
Total deposits	10,292,514	10,563,024
Mortgage escrow deposits	36,838	35,705
Borrowed funds	1,970,033	1,337,370
Subordinated debentures	10,695	10,493
Other liabilities	210,134	239,141
Total liabilities	12,520,214	12,185,733

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,012 shares issued and 75,537,186 shares outstanding at December 31, 2023, and 75,169,196 shares outstanding at December 31, 2022, respectively.	832	832
Additional paid-in capital	989,058	981,138
Retained earnings	974,542	918,158
Accumulated other comprehensive (loss) income	(141,115)	(165,045)
Treasury stock	(127,825)	(127,154)
Unallocated common stock held by the Employee Stock Ownership Plan	(4,896)	(10,226)
Common Stock acquired by the Directors' Deferred Fee Plan	(2,694)	(3,427)
Deferred Compensation - Directors' Deferred Fee Plan	2,694	3,427
Total stockholders' equity	1,690,596	1,597,703
Total liabilities and stockholders' equity	$14,210,810	$13,783,436

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three months ended December 31, 2023, September 30, 2023 (Unaudited) and December, 2022, and year ended December 31, 2023 (Unaudited) and 2022
(Dollars in Thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2023	2023	2022	2023	2022
Interest and dividend income:
Real estate secured loans	$109,112	$104,540	$91,140	$408,942	$304,321
Commercial loans	34,939	33,806	28,576	128,854	98,961
Consumer loans	5,020	4,746	4,100	18,439	14,368
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	12,042	11,886	10,653	46,790	36,619
Held to maturity debt securities	2,303	2,334	2,393	9,362	9,894
Deposits, federal funds sold and other short-term investments	755	885	313	3,433	2,018
Total interest income	164,171	158,197	137,175	615,820	466,181

Interest expense:
Deposits	50,579	44,923	18,383	159,459	38,704
Borrowed funds	17,527	16,765	4,520	55,856	9,310
Subordinated debt	277	273	212	1,051	615
Total interest expense	68,383	61,961	23,115	216,366	48,629
Net interest income	95,788	96,236	114,060	399,454	417,552
Provision charge for credit losses	497	11,009	3,384	27,904	8,388
Net interest income after provision for credit losses	95,291	85,227	110,676	371,550	409,164

Non-interest income:
Fees	6,102	6,132	6,612	24,396	28,128
Wealth management income	6,843	6,992	6,596	27,669	27,870
Insurance agency income	2,759	3,224	2,305	13,934	11,440
Bank-owned life insurance	1,644	1,820	2,010	6,482	5,988
Net gain on securities transactions	(7)	13	27	30	181
Other income	1,627	1,139	716	7,318	14,182
Total non-interest income	18,968	19,320	18,266	79,829	87,789

Non-interest expense:
Compensation and employee benefits	38,773	35,702	34,621	148,497	147,203
Net occupancy expense	7,797	8,113	8,304	32,271	34,566
Data processing expense	6,457	5,312	5,178	22,993	21,729
FDIC Insurance	2,890	1,628	1,240	8,578	5,195
Amortization of intangibles	721	720	781	2,952	3,292
Advertising and promotion expense	1,100	1,133	1,499	4,822	5,191
Credit loss (benefit) expense for off-balance sheet exposures	(1,360)	1,532	(1,596)	264	(3,384)
Merger-related expenses	2,477	2,289	1,242	7,826	4,128
Other operating expenses	15,636	10,728	10,405	47,397	38,927
Total non-interest expense	74,491	67,157	61,674	275,600	256,847
Income before income tax expense	39,768	37,390	67,268	175,779	240,106
Income tax expense	12,456	8,843	18,234	47,381	64,458
Net income	$27,312	$28,547	$49,034	$128,398	$175,648

Basic earnings per share	$0.36	$0.38	$0.66	$1.72	$2.35
Average basic shares outstanding	74,995,705	74,909,083	74,380,933	74,844,489	74,700,623

Diluted earnings per share	$0.36	$0.38	$0.66	$1.71	$2.35
Average diluted shares outstanding	75,041,545	74,914,205	74,443,511	74,873,256	74,782,370

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	December 31, 2023			September 30, 2023			December 31, 2022
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets:
Deposits	$54,998	$745	5.37%	$74,183	$884	4.73%	$31,481	$310	3.90%
Federal funds sold and other short-term investments	838	10	4.39%	57	1	4.00%	314	3	3.57%
Available for sale debt securities	1,647,906	9,858	2.39%	1,724,833	10,127	2.35%	1,818,356	9,825	2.16%
Held to maturity debt securities, net (1)	364,433	2,303	2.53%	373,681	2,334	2.50%	389,729	2,393	2.46%
Equity securities, at fair value	1,016	—	—%	1,068	—	—%	938	—	—%
Federal Home Loan Bank stock	94,149	2,184	9.28%	91,273	1,759	7.71%	58,372	828	5.67%
Net loans: (2)
Total mortgage loans	8,028,300	109,112	5.34%	7,881,193	104,540	5.21%	7,625,044	91,140	4.70%
Total commercial loans	2,329,430	34,939	5.90%	2,289,267	33,806	5.81%	2,172,358	28,576	5.17%
Total consumer loans	302,471	5,020	6.58%	300,383	4,746	6.27%	310,049	4,100	5.25%
Total net loans	10,660,201	149,071	5.50%	10,470,843	143,092	5.37%	10,107,451	123,816	4.82%
Total interest-earning assets	$12,823,541	$164,171	5.04%	$12,735,938	$158,197	4.89%	$12,406,641	$137,175	4.36%

Non-Interest Earning Assets:
Cash and due from banks	111,610			82,522			134,847
Other assets	1,179,475			1,158,150			1,172,713
Total assets	$14,114,626			$13,976,610			$13,714,201

Interest-Bearing Liabilities:
Demand deposits	$5,856,916	$39,648	2.69%	$5,741,052	$35,290	2.44%	$5,927,504	$15,405	1.03%
Savings deposits	1,183,857	602	0.20%	1,240,951	592	0.19%	1,479,260	404	0.11%
Time deposits	1,095,468	10,329	3.74%	1,052,793	9,041	3.41%	714,938	2,574	1.43%
Total Deposits	8,136,241	50,579	2.47%	8,034,796	44,923	2.22%	8,121,702	18,383	0.90%

Borrowed funds	1,873,822	17,527	3.71%	1,780,655	16,765	3.74%	1,031,974	4,520	1.74%
Subordinated debentures	10,663	277	10.27%	10,613	273	10.24%	10,459	212	8.03%
Total interest-bearing liabilities	10,020,726	68,383	2.71%	9,826,064	61,961	2.50%	9,164,135	23,115	1.00%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,169,542			2,230,199			2,686,043
Other non-interest bearing liabilities	281,504			265,427			291,451
Total non-interest bearing liabilities	2,451,046			2,495,626			2,977,494
Total liabilities	12,471,772			12,321,690			12,141,629
Stockholders' equity	1,642,854			1,654,920			1,572,572
Total liabilities and stockholders' equity	$14,114,626			$13,976,610			$13,714,201

Net interest income		$95,788			$96,236			$114,060

Net interest rate spread			2.33%			2.39%			3.36%
Net interest-earning assets	$2,802,815			$2,909,874			$3,242,506

Net interest margin (3)			2.92%			2.96%			3.62%

Ratio of interest-earning assets to total interest-bearing liabilities	1.28x			1.30x			1.35x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.

The following table summarizes the quarterly net interest margin for the previous five quarters.
	12/31/23	9/30/23	6/30/23	3/31/23	12/31/22
	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.
Interest-Earning Assets:
Securities	2.79%	2.67%	2.53%	2.52%	2.32%
Net loans	5.50%	5.37%	5.24%	5.12%	4.82%
Total interest-earning assets	5.04%	4.89%	4.73%	4.63%	4.36%

Interest-Bearing Liabilities:
Total deposits	2.47%	2.22%	1.85%	1.39%	0.90%
Total borrowings	3.71%	3.74%	3.41%	2.48%	1.74%
Total interest-bearing liabilities	2.71%	2.50%	2.13%	1.54%	1.00%

Interest rate spread	2.33%	2.39%	2.60%	3.09%	3.36%
Net interest margin	2.92%	2.96%	3.11%	3.48%	3.62%

Ratio of interest-earning assets to interest-bearing liabilities	1.28x	1.30x	1.31x	1.34x	1.35x

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Average Year to Date Balances
(Dollars in Thousands) (Unaudited)

	December 31, 2023			December 31, 2022
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Interest-Earning Assets:
Deposits	$65,991	$3,421	5.18%	$102,505	$809	0.79%
Federal funds sold and other short-term investments	255	12	4.55%	84,969	1,208	1.42%
Available for sale debt securities	1,745,105	40,678	2.33%	1,975,641	34,612	1.75%
Held to maturity debt securities, net (1)	375,436	9,362	2.49%	407,236	9,894	2.43%
Equity securities, at fair value	1,020	—	—%	999	—	—%
Federal Home Loan Bank stock	81,797	6,112	7.47%	42,658	2,008	4.71%
Net loans: (2)
Total mortgage loans	7,813,764	408,942	5.23%	7,348,482	304,321	4.14%
Total commercial loans	2,251,175	128,854	5.72%	2,131,685	98,961	4.64%
Total consumer loans	302,681	18,439	6.09%	318,655	14,368	4.51%
Total net loans	10,367,620	556,235	5.37%	9,798,822	417,650	4.26%
Total interest-earning assets	$12,637,224	$615,820	4.87%	$12,412,830	$466,181	3.76%

Non-Interest Earning Assets:
Cash and due from banks	119,232			128,523
Other assets	1,159,011			1,101,496
Total assets	$13,915,467			$13,642,849

Interest-Bearing Liabilities:
Demand deposits	$5,747,671	$125,471	2.18%	$6,076,653	$32,047	0.53%
Savings deposits	1,282,062	2,184	0.17%	1,492,046	1,276	0.09%
Time deposits	994,901	31,804	3.20%	690,140	5,381	0.78%
Total deposits	8,024,634	159,459	1.99%	8,258,839	38,704	0.47%
Borrowed funds	1,636,572	55,856	3.41%	756,275	9,310	1.23%
Subordinated debentures	10,588	1,051	9.92%	10,381	615	5.92%
Total interest-bearing liabilities	$9,671,794	$216,366	2.24%	$9,025,495	$48,629	0.54%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	2,328,557			2,749,562
Other non-interest bearing liabilities	270,587			249,702
Total non-interest bearing liabilities	2,599,144			2,999,264
Total liabilities	12,270,938			12,024,759
Stockholders' equity	1,644,529			1,618,090
Total liabilities and stockholders' equity	$13,915,467			$13,642,849

Net interest income		$399,454			$417,552

Net interest rate spread			2.63%			3.22%
Net interest-earning assets	$2,965,430			$3,387,335

Net interest margin (3)			3.16%			3.37%

Ratio of interest-earning assets to total interest-bearing liabilities	1.31x			1.38x

(1) Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2) Average outstanding balance are net of the allowance for loan losses, deferred loan fees and expenses, loan premium and discounts and include non-accrual loans.
(3) Annualized net interest income divided by average interest-earning assets.

The following table summarizes the year-to-date net interest margin for the previous three years.

	Year Ended
	December 31, 2023	December 31, 2022	December 31, 2021
Interest-Earning Assets:
Securities	2.62%	1.86%	1.42%
Net loans	5.37%	4.26%	3.82%
Total interest-earning assets	4.87%	3.76%	3.30%

Interest-Bearing Liabilities:
Total deposits	1.99%	0.47%	0.33%
Total borrowings	3.41%	1.23%	1.09%
Total interest-bearing liabilities	2.24%	0.54%	0.41%

Interest rate spread	2.63%	3.22%	2.89%
Net interest margin	3.16%	3.37%	3.00%

Ratio of interest-earning assets to interest-bearing liabilities	1.31x	1.38x	1.37x